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                                                                   Exhibit 10.33

COMPUTRON
 SOFTWARE                                   HUMAN RESOURCES
                                            Computron Software, Inc.
                                            301 Route 17 North
                                            Rutherford, New Jersey 07070
November 16, 1998
                                            Telephone   201-935-3400
                                            Facsimile   201-935-5431
                                            Internet    http://www.ctronsoft.com

Mr. Rick Hartung
367 Lawrence Court
Wyckoff, N.J. 07481

Dear Rick:

This letter is to confirm our offer of employment to you under the following terms and conditions to join Computron Software, Inc. as Senior Vice President, Sales, North America, reporting directly to me. This position is based out of our Rutherford, NJ office, starting employment on Tuesday, December 1, 1998. This offer is open for a period of 7 days. During this 7 day period, in my absence, you may contact Michael Jorgensen, Senior Vice President, Finance and Administration, or Marcia Altman, Director of Human Resources, with any questions you may have.

SALARY: Starting salary will be $7,500.00 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods.

BONUS: You will be eligible for a bonus potential of $180,000.00, based on achieving targets to be agreed upon. For 1998, your bonus potential will be pro-rated (1/12th of the $180,000.00).

For 1999, the criteria to earn and exceed your bonus potential will be agreed upon during the month of January, 1999. For 1999 only, fifty percent (50%) of the bonus will be guaranteed.

CAR ALLOWANCE: You will also be entitled to an automobile allowance of $400.00 per month.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded a stock option grant of 200,000 shares at the price of the stock on the day granted; 100,000 options will vest over a four (4) year period. The remaining 100,000 options will vest #1), on the eighth year anniversary of the grant date, or #2) 1/4 of 100,000 options will vest A) when annual US License revenue exceeds 1998 US license revenue by 50%; 1/4 of 100,000 options will vest B) when annual US license revenue exceeds 1998 US license revenue by 100%; 1/4 of 100,000 options will vest C) when the annual US License revenue exceeds 1998 US license revenue by 200%; 1/4 of 100,000 options will vest D) when annual US license revenue exceeds 1998 US license revenue by 300%. In the event that the vesting contingencies in #2) are not met by 12/31/02 they will expire on 12/31/02 and only vesting option #1) will apply to 100,000 options. The options, if approved, are subject to the terms and conditions as outlined in the Computron Software Stock Option Plan.

BENEFITS: Computron provides its employees with medical, dental, vision and prescription insurance coverage effective date of hire. Optional dependent coverage is available at a cost split by Computron and the employee. Life insurance, long term disability and short term disability are also effective date of hire. Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off. In addition, the Company offers a 401(k) savings plan which includes a 50% employer match (subject to certain restrictions), also explained in the Summary.
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COMPUTRON SOFTWARE, INC.

Mr. Rick Hartung
November 16, 1998
Page 2


EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party. In the event, after a change of control (described below), you are terminated within twelve months of your hire date, such termination will be considered without cause.

CHANGE OF CONTROL: Upon the occurrence of a Change of Control of the Company (as defined in the Stock Option Plan), all Options which are unvested at the time of the Change of Control will be immediately vested.

         As used herein, a "Change of Control" of the Company shall be deemed to have occurred:

IV. Upon the consummation, in one transaction or a series of related transactions, (A) of the sale or other transfer of voting power (including voting power exercisable on a contingent of deferred basis as well as immediately exercisable voting power) representing control of over 30% of the total voting power of the Company to a person or a group of related persons, who, on the date of this Agreement, does not have effective voting control of the Company, whether such sale or transfer results from a tender offer or otherwise; or (B) by which any person or group of related persons who becomes, after the Commencement Date, the "beneficial owner" of more than 70% of the total voting power of the Company, whether as a result of a tender offer or otherwise; or

V. Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation: or

VI. Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

SEVERANCE PACKAGE: If, at any time, the Company decides to terminate your position for any reason other than for cause, then the Company will provide severance equal to 6 months of your base salary payable in 12 semi-monthly installments.
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COMPUTRON SOFTWARE, INC.

Mr. Rick Hartung
November 16, 1998
Page 3


CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active or inactive employee. A partial list of items covered by Confidentiality include:

o   Employee Lists                           o   Technical Product Knowledge
o   Customer Lists                           o   Confidential Financial Data
o   Prospect Lists                           o   Product Price Lists
o   Product Materials                        o   Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at Computron, except for customer lists and possible other technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure Agreement and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,


John Rade

President and Chief Executive Officer

I ACCEPT:


RICK HARTUNG                                                11/17/98
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Name                                                        Date